UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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SCIPLAY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 28, 2023
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of SciPlay Corporation to be held at 4:00 p.m. PDT, with access beginning at 3:45 p.m., PDT on Wednesday, June 7, 2023. This year’s annual meeting will be a virtual meeting of stockholders. We have designed the format of the virtual annual meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholder access and participation. You will be able to attend the annual meeting and vote during the annual meeting via a live webcast by visiting https://www.virtualshareholdermeeting.com/SCPL2023. You will need your 16-digit control number included on your proxy card in order to submit questions and vote during the Annual Meeting.
At the meeting, we will be electing nine members of our Board of Directors. Additionally, we will be asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. These matters are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Whether or not you plan to attend the annual meeting, we encourage you to vote and submit your proxy in advance of the meeting using one of the advance voting methods described in the accompanying materials.
We look forward to hosting you at the annual meeting.
Sincerely,
Joshua J. Wilson
Chief Executive Officer
The accompanying Proxy Statement is dated April 28, 2023, and is first being made available to our stockholders on or about April 28, 2023.

SCIPLAY CORPORATION
6601 Bermuda Road
Las Vegas, NV 89119
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
Notice is hereby given that the annual meeting of stockholders of SciPlay Corporation (the “Company”) will be held at 4:00 p.m. PDT on Wednesday, June 7, 2023, solely online via the Internet via a live webcast, for the following purposes:
1.
To elect nine members of the Company’s Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

2.
To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

3.
To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 10, 2023 (“the record date”) are entitled to receive notice of and to vote at the meeting and any adjournment thereof.
Access to the Virtual Meeting.   The virtual meeting will begin promptly at 4:00 p.m. (PDT). Online access to the virtual meeting will open 15 minutes prior to the start of the annual meeting to allow time for attendees to log in and test their device’s audio system.
Log-in Instructions.   You will be able to attend the annual meeting and vote during the annual meeting via a live webcast by visiting http:/www.virtualshareholdermeeting.com/SCPL2023. You will need your 16-digit control number included on your proxy card in order to submit questions and vote during the Annual Meeting
Submitting Questions in Advance.   You may also submit questions in advance of the meeting until 8:59 p.m. PDT on June 6, 2023 by going to www.proxyvote.com and logging in with your control number.
Voting Prior to or at the Annual Meeting.   An online portal is available to stockholders at www.proxyvote.com where stockholders of record as of the record date can view and download our proxy materials and 2022 Annual Report and vote their shares in advance of the annual meeting. Stockholders of record as of the record date may vote their shares during the annual meeting (up until the closing of the polls) by following the instructions provided during the meeting.
Technical Assistance.   Technical assistance is available by e-mailing virtualmeeting@viewproxy.com or dialing the number that will be provided on the log-in page of the meeting.
Whether or not you plan to attend the annual meeting, the Company urges stockholders of record as of the record date to vote and submit their proxy in advance of the meeting using one of the advance voting methods (see page 1 of the accompanying Proxy Statement for additional details).
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 7, 2023:
The Proxy Statement and 2022 Annual Report will be available on or about April 28, 2023 through the Investors link on our website at
www.sciplay.com or through www.proxyvote.com.
Dated: April 28, 2023	By Order of the Board of Directors
Daniel O’Quinn Interim Chief Financial Officer and Secretary

i

SCIPLAY CORPORATION
6601 Bermuda Road
Las Vegas, NV 89119
PROXY STATEMENT
GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of SciPlay Corporation (“SciPlay,” the “Company,” “we” or “us”) of proxies to be voted at the annual meeting of stockholders to be held at 4:00 p.m. PDT on Wednesday, June 7, 2023, solely online via the Internet via a live webcast, and any adjournment or postponement of the meeting for the purposes set forth in the Notice of Annual Meeting of Stockholders.
Explanatory Note
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. Similarly, we are also exempt from the chief executive officer pay ratio and pay versus performance disclosure rules, as required under The Dodd-Frank Wall Street Reform and Consumer Protection Act. Our status as an emerging growth company will end as soon as any of the following takes place: (1) the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or (4) the last day of the fiscal year ending after the fifth anniversary of the completion of our initial public offering (the “IPO”).
Access to Proxy Materials
We expect our proxy materials, including this Proxy Statement and our 2022 Annual Report, to be made available to stockholders about or before April 28, 2023 through the Investors link on our website at www.sciplay.com or through www.proxyvote.com. In accordance with the rules of the Securities and Exchange Commission (“SEC”), most stockholders will not receive printed copies of these proxy materials unless they request them.
Stockholders Entitled to Vote
All stockholders of record at the close of business on April 10, 2023 are entitled to vote at the meeting. At the close of business on April 10, 2023, 21,936,334 shares of Class A common stock and 103,547,021 shares of Class B common stock were outstanding, respectively. Each share of Class A common stock is entitled to one vote on all matters that properly come before the meeting and each share of Class B common stock is entitled to 10 votes on all matters that properly come before the meeting. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters described in this proxy statement.
Voting Procedures
You may vote your shares by proxy without attending the meeting. You may vote your shares by proxy over the Internet by following the instructions provided on the proxy card. If you are voting over the Internet or by telephone, you will need to provide the control number that is printed on the proxy card that you receive.

If you are the record holder of your shares, you may also vote your shares in during the annual meeting (up until the closing of the polls) by following the instructions provided during the annual meeting. If you are not the record holder of your shares (i.e., they are held in “street” name by a broker, bank or other nominee), you must first obtain a proxy issued in your name from the record holder giving you the right to vote the shares at the meeting.
Meeting Format
The 2023 annual meeting of stockholders will be a virtual meeting format. Stockholders will only be able to access the annual meeting virtually. The Company has designed the format of the virtual annual meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholder access and participation. More information about the online annual meeting is provided in this Proxy Statement.
Voting Matters
Stockholders are being asked to vote on the following matters at the annual meeting:
Proposal	Board’s Recommendation
Proposal 1: Election of Directors (page 4)	FOR each Nominee
The Board and the Nominating and Corporate Governance Committee believe that the nine director nominees possess a combination of qualifications, experience and judgment necessary for a well-functioning Board and the effective oversight of the Company.

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s Independent Registered Public Accounting Firm (page 33)	FOR
The Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of Deloitte.

All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the above recommendations of the Board.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
Changing Your Vote
A stockholder may revoke a proxy at any time prior to its being voted by delivering written notice to the Secretary of the Company, by delivering a properly executed later-dated proxy (including over the Internet or by telephone) or by voting at the meeting.
Quorum
The presence, including by proxy (regardless of whether the proxy has authority to vote on all matters), of the holders of shares representing a majority of the voting power of the Company’s outstanding shares of capital stock at the meeting constitutes a quorum for the transaction of business.

Vote Required
Assuming a quorum is present, directors will be elected (Proposal 1) by a plurality of the votes cast in person or by proxy at the meeting.
Each of the other proposals requires the affirmative vote of a majority of the votes cast at the meeting.
Effect of Withheld Votes or Abstentions
If you “WITHHOLD” your vote in the election of directors or “ABSTAIN” (rather than vote “FOR” or “AGAINST”) with respect to any other proposal, your shares will count as present for purposes of determining whether a quorum is present, but will have no effect on the outcome of the election or such proposal, as applicable.
Effect of Broker Non-Votes
A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received specific instructions from the beneficial owner. If any broker “non-votes” occur at the meeting, the broker “non-votes” will count for purposes of determining whether a quorum is present but will not have an effect on the outcome of any proposals. A broker or other nominee holding shares for a beneficial owner may not vote these shares with respect to the election of directors (Proposal 1) without specific instructions from the beneficial owner as to how to vote with respect to such proposals. Brokers and other nominees will have discretionary voting power to vote without instructions from the beneficial owner on the ratification of the appointment of our independent registered public accounting firm (Proposal 2) and, accordingly, your shares may be voted by your broker or nominee on Proposal 2 without your instructions.
Our Relationship with Light & Wonder, Inc.
On May 7, 2019, we completed the IPO of our Class A common stock, which is traded on The NASDAQ Stock Market under the symbol “SCPL.” We also have issued and outstanding shares of Class B common stock. On all matters submitted to a vote of our stockholders, our Class B common stock entitles its owners to 10 votes per share (for so long as the number of shares of our common stock beneficially owned by certain Light & Wonder, Inc. (“Light & Wonder”) affiliates represents at least 10% of our outstanding shares of common stock and, thereafter, one vote per share), and our Class A common stock entitles its owners to one vote per share. As of December 31, 2022, Light & Wonder owned all of the outstanding Class B common stock, which represents approximately 82.4% of our total outstanding shares of common stock and approximately 97.9% of the combined voting power of both classes of our outstanding common stock. As long as Light & Wonder continues to control shares representing a majority of our combined voting power, it will generally be able to determine the outcome of all corporate actions requiring stockholder approval.
Our Executive Officers
Certain information regarding each of our executive officers is set forth below.
Name	Age	Position
Joshua J. Wilson	47	Chief Executive Officer
Daniel O’Quinn	42	Interim Chief Financial Officer
Ms. Korsanos, our Chair of the Board, is not an executive officer of the Company.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board is elected by our stockholders to oversee the management of the business and affairs of the Company. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved for or shared with stockholders. The Board appoints our executives, who are charged with conducting the business and affairs of the Company, subject to oversight by the Board.
Nominees for Election
The Board has nominated for election as a director to the Board the nine persons named below to serve for a one-year term until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Each of the director nominees served as a director during 2022 and is presently serving as a director.
The Board recommends that you vote in favor of the election of each of the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies on the enclosed proxy card will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxy cards. All of the nominees have indicated a willingness to serve as directors. However, if any nominee becomes unavailable to serve before the election, proxies may be voted for a substitute nominee selected by the Board, or the Board may decide to reduce the number of directors.
The name, age (as of April 10, 2023), business experience and certain other information regarding each of the nominees for director are set forth below.
Name	Age	Position with the Company	Director Since
Antonia Korsanos	53	Director (Chair)	2022
Joshua J. Wilson	47	Director; Chief Executive Officer	2019
Gerald D. Cohen	73	Director	2019
Nick Earl	57	Director	2022
April Henry	53	Director	2022
Constance P. James	41	Director	2022
Michael Marchetti	54	Director	2019
Charles “CJ” Prober	51	Director	2022
William C. Thompson, Jr.	69	Director	2019
Antonia Korsanos has served as Chair of the Board since August 2022. She has also served as Executive Vice Chair of the Board of Directors of Light & Wonder since September 2020 and has served as a consultant to Light & Wonder with the title of Advisor to the CEO since July 2019. Previously, Ms. Korsanos served as the Chief Financial Officer of Aristocrat Leisure Limited (“Aristocrat”) from 2009 to 2018 and Company Secretary from 2011 to 2018. Prior to joining Aristocrat, Ms. Korsanos held senior leadership roles in the consumer goods industry, including at Goodman Fielder and Kellogg’s. Ms. Korsanos has served as a director of Treasury Wine Estates Limited since April 2020. Ms. Korsanos previously served as a director of Ardent Leisure Group Limited from September 2018 to June 2020, Crown Resorts Limited from May 2018 to October 2021 and Webjet Limited from June 2018 to March 2021.
Joshua J. Wilson has served as Chief Executive Officer since April 2019. Mr. Wilson has also served as Chief Operating Officer and Senior Vice President for our business since April 2016 to drive marketing, technology, production and product management for our business, after previously serving as the Vice President of Product and Operations, Vice President of Product and Executive Director Social Gaming Products. From June 2012 to December 2013, Mr. Wilson was Senior Director of Social Products and Director of Social Gaming for WMS Industries, Inc. (“WMS”), which was acquired by Light & Wonder in 2013, overseeing web development, analytics and road mapping while creating a business intelligence system and launching our social casino games Jackpot Party Casino and Gold Fish Casino. Mr. Wilson served with Phantom EFX, LLC from March 2001 to June 2012, when Phantom was acquired by WMS, as the Director of Online Gaming and Engineering Supervisor.

Gerald D. Cohen has served as a member of our board of directors since April 2019. Mr. Cohen retired as a partner from Ernst & Young LLP, or E&Y, in 2012 after a 40-year career where he served on the partner advisory council from 2003 through 2006. During his career at E&Y, he held both client-serving and firm leadership positions, and he served as senior audit assurance partner on a variety of clients ranging from Fortune 500 companies to emerging companies. He also was a leader in the development and automation of E&Y’s approach to audits. Mr. Cohen has a B.S. and M.B.A. from Lehigh University and became a CPA in 1973.
Nick Earl has served as a member of our board of directors since April 2022. Mr. Earl has also served as President and Chief Executive Officer and director of Glu Mobile, Inc., a leading publisher of mobile games, from 2016 to 2021, and prior to that served as President of Global Studios of Glu Mobile from 2015 to 2016. Before joining Glu Mobile, from 2014 to 2015, Mr. Earl served as President of Worldwide Studios at Kabam, Inc., a world leader in massively multiplayer free-to-play games for mobile devices. From 2001 to 2014, Mr. Earl served in several management positions at Electronic Arts Inc., a global leader in interactive entertainment, including most recently as Senior Vice President & General Manager of EA Mobile. From 1999 to 2001, Mr. Earl served as VP Product Development at Eidos Interactive. From 1993 to 1999, Mr. Earl served in several roles at The 3DO Company. Mr. Earl began his career at Reuters Australia.
April Henry has served as a member of our board of directors since May 2022. Ms. Henry is also the Founder and Managing Partner of Hawkeye Digital, LLC, a strategic consulting firm. In addition, since November 2022, Ms. Henry has been the General Partner of Defiance Capital, an early-stage venture capital fund. Ms. Henry also serves as an independent director on the board of ATN International, Inc., a provider of digital infrastructure and communications services in the United States and internationally. Prior to her current roles, Ms. Henry was the Executive Vice President of Corporate Development for Science Inc. and Science Strategic Acquisition Corp. Alpha (Nasdaq: SSAA) from 2020 to 2022, the Co-Founder and Chief Revenue Officer of equell, Inc., a developer of a mobile-based software application platform that helps people train to build a healthier relationship with technology, from 2018 to 2019, a Senior Vice President of Business Development at NBC Universal, LLC, a company that owns and operates news and entertainment television networks, from 2016 to 2018, and the Chief of Staff of Development and Vice President of Corporate Development of Yahoo, Inc. from 2011 to 2015. Prior to that, Ms. Henry spent a number of years in the early part of her career with Morgan Stanley, and held positions with Index Ventures and News Corporation. Ms. Henry also serves on the Advisory Board of Evalla Advisors LLC, a woman-led boutique investment bank, the Board of Advisors of Cinq Zero Cinq, an avant-garde luxury urban streetwear fashion line and the Board of Advisors of Saana, a healthcare technology company built for chronic illness patients, and is a special advisor to S4 Capital, PLC, a new era digital advertising and marketing services company. Ms. Henry received her undergraduate degree in Political Science from Columbia University.
Constance P. James has served as a member of our board of directors since May 2022. Ms. James has also served as Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of Light & Wonder since October 2021. Previously, she served as Chief Financial Officer, Gaming at Light & Wonder from January 2020 to October 2021. Prior to joining Light & Wonder, Ms. James served as Corporate Vice President Finance — Global Business Operations and Supply Chain at Cargill Corporation, a privately held global food company with approximately 155,000 employees in more than 125 countries, from July 2019 to January 2020, and was previously Cargill’s Corporate Vice President, Finance, R&D and Innovation from March 2019 to July 2019. Before that, Ms. James was Chief Financial Officer — Global Land-Based Gaming at Aristocrat Leisure Limited, a gaming solutions provider based in Australia with over 6,500 employees in over 300 jurisdictions, from December 2015 to October 2018. Ms. James previously served numerous roles at Aristocrat, including as Chief Financial Officer — Americas and Business Operations from October 2013 to November 2015, as VP Finance — Product and Technology from September 2011 to September 2013 and as Head of Global Risk and Audit from May 2009 to October 2011. Ms. James began her career with Deloitte. Ms. James is a CPA and holds a BSBA in Accounting from University of Nevada, Las Vegas.
Michael Marchetti has served as a member of our board of directors since July 2019. He has served as Chief Financial Officer of Age of Learning, Inc., a leading education technology innovator, creating engaging and effective learning resources for children, since 2014. Prior to Age of Learning, Inc., Mr. Marchetti was Chief Executive Officer of Buffalo Studios, LLC, the creator of the Bingo Blitz social game, until its acquisition by Caesars Interactive Entertainment, Inc. in 2012. Mr. Marchetti started his mobile and interactive career as a founding executive and Chief Financial Officer of JAMDAT Mobile Inc. in 2000, one of the first publicly traded mobile gaming companies in the U.S., until its acquisition by Electronic Arts Inc. (“Electronic Arts”) in 2006. At Electronic Arts, Mr. Marchetti held various senior executive roles between 2006 and 2011, including as Senior Vice President and Chief Operating Officer of Electronic Arts’ Interactive division. Mr. Marchetti also served on the board of directors and as Chairman of the Audit Committee for TechStyle Fashion Group, a global fashion and lifestyle company, from September 2014 until September 2019. Mr. Marchetti began his career on Wall Street as a corporate lawyer at Cahill Gordon & Reindel LLP and later as an investment banker at Merrill Lynch & Co., Inc.
Charles “CJ” Prober has served as a member of our board of directors since May 2022. Mr. Prober serves as President and a director of the board of Life360, Inc., the leading mobile based family safety platform, since April 2022 and January 2022, respectively. Life360 acquired Tile, Inc., the pioneer in smart location for your things, in January 2022 where Mr. Prober served as Chief Executive Officer and a director of the Board since 2018. Mr. Prober has also served as a director on the board of Alloy Technologies Inc., a platform that helps consumer goods companies ensure products are available where and when consumers want them, since 2019. Before joining Tile, Mr. Prober served as the Chief Operating Officer of GoPro, Inc., a company that helps the world capture and share itself in immersive and exciting ways, from 2017 to 2018, and as its Senior Vice President, Software and Services from 2014 to 2016. From 2008 to 2014, Mr. Prober held executive leadership roles at Electronic Arts Inc., a leading digital entertainment company, including, most recently, Senior Vice President, Digital Publishing. Mr. Prober joined Electronic Arts from BioWare/Pandemic following its acquisition by Electronic Arts in 2007. Mr. Prober began his career as a consultant with McKinsey & Company and later as a corporate attorney with Wilson Sonsini Goodrich & Rosati, P.C. Mr. Prober holds a Bachelor of Commerce from the University of Manitoba and a Bachelor of Laws from McGill University.
William C. Thompson, Jr. has served as a member of our board of directors since April 2019. Since 2019, Mr. Thompson has served as Executive Committee Member and Owner of American Triple I Partners, LLC, which manages private equity investments in infrastructure. In addition, Mr. Thompson has served since 2015 as Partner, Chief Administrative Officer and Senior Managing Director of Siebert Williams Shank & Co., LLC, an investment banking and financial services company, where he also served as Chief Administrative Officer and Senior Managing Director from 2010 through 2015. Since 2018, Mr. Thompson has served as a management trustee on the Board of Trustees of the AFL-CIO Housing Investment Trust, an investment company registered under the Investment Company Act of 1940. Mr. Thompson has also served as a director of Lottery.com, Inc. from March 2022 to September 2022. Mr. Thompson was also elected for two consecutive terms as New York City Comptroller from 2002 through 2009. Mr. Thompson graduated with a B.A. from Tufts University.
Qualifications of Directors
Our directors are responsible for overseeing the management of the Company’s business and affairs, which requires highly skilled and experienced individuals. The Nominating and Corporate Governance Committee is responsible for evaluating and making recommendations to the Board concerning the appropriate size and needs of the Board with the objective of maintaining the necessary experience, skills and independence on the Board. Other than the minimum age requirement specified in the Nevada Revised Statutes, the Nominating and Corporate Governance Committee and the Board do not have specific qualifications that must be met by a candidate for director. However, the Nominating and Corporate Governance Committee and the Board believe that there are general qualifications that are applicable to all directors and other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. The Nominating and Corporate Governance Committee and the Board consider the experience and qualifications of prospective directors individually and in the context of the Board’s overall composition, and make no distinction in the evaluation of nominees recommended by our directors or executive officers, third parties or our stockholders in accordance with the provisions contained in our Second Amended and Restated Bylaws.
In its assessment of prospective directors, the Nominating and Corporate Governance Committee and the Board generally consider, among other factors, the individual’s character and integrity, experience, judgment, independence and ability to work collegially, as well as the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities as a director. The Nominating and Corporate Governance Committee and the Board also assess particular qualifications, attributes, skills and experience that they believe are important to be represented on the Board as a whole, in light of the Company’s business. These include a high level of financial literacy, relevant chief executive officer or similar leadership experience, social gaming industry experience, experience with global operations, exposure to the development and marketing of technology products and legal and regulatory experience.
As a matter of practice, the Nominating and Corporate Governance Committee and the Board also consider the diversity of the backgrounds and experience of prospective directors as well as their personal characteristics (e.g., gender, ethnicity, age) in evaluating, and making decisions regarding, Board composition, in order to facilitate Board deliberations that reflect a broad range of perspectives. The Nominating and Corporate Governance Committee and the Board believe that the Board is comprised of a diverse group of individuals.
Board Diversity Matrix (as of April 28, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Not Disclosed
Part I: Gender Identity
Directors	3	6	—	—
Part II: Demographic Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	1	—	—	—
LGBTQ+	—
Demographic background not disclosed	1
The Nominating and Corporate Governance Committee and the Board believe that each nominee has valuable individual skills and experiences that, taken together, provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. As indicated in the foregoing biographies, the nominees have extensive experience in a variety of fields, including the Company’s industry (Mses. Korsanos and James and Messrs. Wilson, Earl, Marchetti and Prober), technology (Messrs. Wilson, Earl, Marchetti and Prober and Mses. Korsanos, Henry and James), management and/or operations (all directors), financial services (Mses. Korsanos, Henry and James and Messrs. Marchetti and Thompson), corporate governance (Messrs. Cohen and Thompson and Ms. Henry) and public accounting (Mr. Cohen and Ms. James), each of which the Board believes provides valuable knowledge about important elements of our business. Most of our nominees have leadership experience at major companies or organizations that operate inside and outside the United States and/or experience on other companies’ boards, which provides an understanding of ways other companies address various business matters, strategies, corporate governance and other issues. As indicated in the foregoing biographies, the nominees have each demonstrated significant leadership skills, including as a chief executive officer (Messrs. Wilson, Earl, Marchetti and Prober), as chief financial officer of a gaming company (Mses. Korsanos and James and Mr. Marchetti), as a partner, chief administrative officer and senior managing director of an investment banking and financial services company (Mr. Thompson), as a partner and member of the partner advisory council of a major accounting firm (Mr. Cohen) and as a founder and managing partner at a mobile application company (Ms. Henry). Mr. Thompson has extensive public policy, government and regulatory experience, which can provide valuable insight into issues faced by companies in industries such as the Company’s industry. Mses. Korsanos and James and Messrs. Wilson, Earl, Marchetti and Prober have served as senior executives and directors of other gaming and entertainment companies, which service has given them deep knowledge of the Company and its businesses and directly relevant management experience. The Nominating and Corporate Governance Committee and the Board believe that these skills and experiences, together with their other qualities, qualify each nominee to serve as a director of the Company.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NINE NOMINEES
Corporate Governance
Overview.   The Company is committed to good corporate governance, which we believe promotes the long-term interests of our stockholders and strengthens Board and management accountability. Highlights of our corporate governance structure and policies include:
Corporate Governance Highlights
• Annual election of all directors	• Executive compensation based on pay-for-performance philosophy
• Six independent director nominees under all applicable rules and regulations of NASDAQ	• Absence of an “anti-takeover” rights plan and other “anti-takeover” provisions
• Regular executive sessions of independent directors	• Code of Business Conduct (and related training)
• Separate Chair and Chief Executive Officer roles	• Director and officer stock ownership guidelines
• Regular Board and committee self-evaluations	• Consideration of diversity in decisions regarding Board composition
• Risk management oversight by the Board and committees	• Anti-hedging and anti-pledging policies
• Cash and equity compensation clawback policy
Director Independence.    As the Company is a “controlled company” within the meaning of The NASDAQ Stock Market rules, the Board is not required to, but may, from time to time, have a majority of directors who meet the criteria for independence required by NASDAQ. The Board has adopted Director Independence Guidelines as a basis for determining whether individual directors are independent under the standards of The NASDAQ Stock Market rules. This determination, which is made annually, helps assure the quality of the Board’s oversight of management and reduces the possibility of damaging conflicts of interest. Under these standards, a director will not qualify as independent if:
1.
the director has been employed by the Company (or any subsidiary) at any time within the past three years, other than service as an interim executive officer for a period of less than one year;

2.
the director has an immediate family member who has been employed as an executive officer of the Company (or any subsidiary) at any time within the past three years;

3.
the director or an immediate family member of the director has accepted any compensation (including any political contribution to a director or family member) from the Company (or any subsidiary) in excess of $120,000 during any period of 12 consecutive months within the past three years other than (a) for Board or Board committee service, (b) in the case of the family member, as compensation for employment other than as an executive officer, (c) benefits under a tax-qualified retirement plan or non-discretionary compensation plan or (d) compensation for service as an interim executive officer for a period of less than one year;

4.
the director or an immediate family member of the director is a partner, controlling shareholder or executive officer of an organization (including a charitable organization) that made payments to, or received payments from, the Company for property or services in the current year or in any of the past three years that exceed the greater of 5% of the recipient’s consolidated gross revenues or $200,000, other than (a) payments arising solely from investments in the Company’s securities or (b) payments under non-discretionary charitable contribution matching programs;

5.
the director or an immediate family member of the director is employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

6.
the director or an immediate family member of the director is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

In applying these standards, the Board determined that each of Messrs. Cohen, Earl, Marchetti, Prober and Thompson and Ms. Henry qualifies as an independent director, and none has a business or other relationship that would interfere with the director’s exercise of independent judgment. Mses. Korsanos and James and Mr. Wilson do not qualify as independent directors.
The full text of the Board’s Director Independence Guidelines, including information on the additional independence requirements applicable to Board committee members, can be accessed through the Investors — Corporate Governance link on our website at www.sciplay.com.
Corporate Governance Guidelines.   The Board has adopted Corporate Governance Guidelines that outline the structure, role and functioning of the Board and address various governance matters including director independence, the Board selection process, length of Board service, Board meetings and executive sessions of independent directors, Board and committee performance evaluations and management succession planning. The full text of these guidelines can be accessed through the Investors — Corporate Governance link on our website at www.sciplay.com.
Board Leadership Structure.   As described above, all of the director nominees qualify as an independent director, other than Ms. Korsanos, our Chair, Mr. Wilson, our Chief Executive Officer, and Ms. James, Chief Financial Officer, Treasurer and Corporate Secretary at Light & Wonder. The Audit, Nominating and Corporate Governance and Compensation Committees are comprised entirely of independent directors. The Board has the flexibility to select the leadership structure that is most appropriate for the Company and its stockholders and has determined that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Chair of the Board and Chief Executive Officer. This approach allows the Board to elect the most qualified director as Chair of the Board, while maintaining the ability to separate the Chair of the Board and Chief Executive Officer roles when deemed appropriate. The Chair of the Board and Chief Executive Officer roles are currently held by two different individuals.
The Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the independent members of the Board.
Board’s Role in Risk Oversight.   The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management, including ensuring that sufficiently robust risk and compliance policies and procedures are in place and are functioning properly to bring key risk and compliance matters to the Board’s attention. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through the Board’s committees, each of which examines various components of enterprise risk as part of its responsibilities. An overall review of risk is inherent in the Board’s consideration of the Company’s strategies and other matters presented to the Board, including financial matters, investments, acquisitions and divestitures. An overall review of risk is inherent in the Board’s consideration of the Company’s strategies, such as product and market concentration, competition, acquisitions and divestitures and business transformation, and other matters presented to the Board, including operational risks, such as information technology, cybersecurity, personnel and supply chain; financial risks, such as financial reporting, valuation, market and liquidity risks; compliance risks; and environmental, social and governance risks, such as sustainability, social responsibility, diversity, equity and inclusion, management structure and employee compensation. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for managing the Company’s risk exposure, and the Board and its committees providing oversight of those efforts.
The Company has implemented internal processes and controls to identify and manage risks and to communicate with the Board regarding risk management. These include an enterprise risk management program, regular internal management meetings that identify risks and discuss risk management, a Code of Business Conduct (the “Code”) (and related training), a strong ethics and compliance function, regular cybersecurity, data flow and data privacy assessments, such as evaluation of network security measures and data protection safeguards, an internal and external audit process, such as testing controls, and internal approval and signature authority processes and legal department review of contracts. In connection with these processes and controls, management regularly communicates with the Board, Board committees and individual directors regarding identified risks and the management of these risks. Individual directors often communicate directly with senior management on matters relating to risk management. In particular, the Board committee chairs regularly communicate with members of senior management, including the Chief Executive Officer, to discuss potential risks in connection with accounting and audit matters, compensation matters, compliance matters and financing-related matters.
The Board committees, which meet regularly and report to the full Board, play significant roles in carrying out the Board’s risk oversight function. In particular, the Audit Committee oversees related party transactions and risks related to the Company’s financial statements, the financial reporting process and accounting. The Audit Committee also oversees the internal audit function, which is provided through the Intercompany Services Agreement with Light & Wonder, and regularly meets with both the Vice President of Internal Audit of Light & Wonder (who reports functionally to the Audit Committee and administratively to the Chief Financial Officer of Light & Wonder) and representatives of the Company’s independent registered public accounting firm. The Compensation Committee or the Board, as applicable, evaluates risks associated with the Company’s compensation programs and senior executive succession planning and discusses with management procedures to identify and mitigate such risks. The Nominating and Corporate Governance Committee oversees risks related to the composition and structure of the Board and succession planning for the Chair of the Board and the Chief Executive Officer and other senior management positions.
Board Meetings.   The Board held a total of seven meetings during 2022, five of which included executive sessions held with independent directors only. During 2022, all incumbent directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served.
Board Committees.   The Board has four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance Committee; and the Strategy and Operations Committee.
The Board has approved charters for each Board committee, which can be accessed through the Investors — Corporate Governance link on our website at www.sciplay.com. The current membership of each committee is as shown in the table below.
Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategy and Operations Committee
Gerald D. Cohen (Chair)	Nick Earl (Chair)	Michael Marchetti (Chair)	Charles “CJ” Prober (Chair)
Michael Marchetti	Charles “CJ” Prober	Gerald D. Cohen	Joshua J. Wilson
William C. Thompson, Jr.	William C. Thompson, Jr.	April Henry	Nick Earl Michael Marchetti
Audit Committee.   The Audit Committee is responsible for hiring the Company’s independent registered public accounting firm and for overseeing the accounting, auditing and financial reporting processes of the Company. In the course of performing its functions, the Audit Committee reviews, with management and our independent registered public accounting firm, the Company’s internal accounting controls, the financial statements, the report and recommendations of our independent registered public accounting firm, the scope of the audit and the qualifications and independence of the auditor. The Audit Committee’s responsibilities also include oversight of the Company’s internal audit function and compliance with the Code by employees, officers, directors and other representatives of the Company. The Board has determined that each member of the Audit Committee is independent under the listing standards of The NASDAQ Stock Market, the independence standards under the Exchange Act and the Company’s Director Independence Guidelines, and that each of Messrs. Cohen, Marchetti and Thompson qualifies as an

“audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K of the rules of the SEC. The Audit Committee held five meetings during 2022.
Compensation Committee.   The Compensation Committee sets the compensation of the Chief Executive Officer and other senior executives of the Company, administers the equity incentive plans and executive compensation programs of the Company, determines eligibility for, and awards under, such plans and programs and makes recommendations to the Board with regard to the adoption of new employee benefit plans and equity incentive plans and with respect to the compensation program for non-employee directors. As a “controlled company” within the meaning of The NASDAQ rules, the Compensation Committee is not required to consist solely of independent directors. The Board has determined that the members of the Compensation Committee are independent under the listing standards of The NASDAQ Stock Market and the Company’s Director Independence Guidelines. The Compensation Committee held three meetings during 2022. On May 1, 2022, the Compensation Committee increased to three members, and the Board ceased to review and approve matters that would normally be delegated to the Compensation Committee.
Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified to become directors, recommending nominees for membership on the Board and on committees of the Board, reviewing and recommending corporate governance principles, procedures and practices and overseeing the annual self-assessments of the Board and its committees. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of The NASDAQ Stock Market and the Company’s Director Independence Guidelines. The Nominating and Corporate Governance Committee held four meetings during 2022.
Other than the minimum age requirement specified in the Nevada Revised Statutes, the Nominating and Corporate Governance Committee does not have specific qualifications that must be met by a candidate for director and will consider individuals suggested as candidates by our stockholders in accordance with the provisions contained in our Second Amended and Restated Bylaws. Each notice of nomination submitted in this manner must contain the information specified in our Amended and Restated Bylaws, including, but not limited to, information with respect to the beneficial ownership of our common stock held by the proposing stockholder and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the annual meeting of stockholders and no later than the later of (i) the 90th day prior to the annual meeting of stockholders or (ii) the tenth day following the day on which we publicly announce the date of the annual meeting of stockholders if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting.
Each notice of nomination should include the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a director. The Nominating and Corporate Governance Committee will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. Candidates have been identified through recommendations made by our directors, executive officers or third parties. The Nominating and Corporate Governance Committee anticipates that it would use these sources as well as stockholder recommendations to identify candidates in the future. The Nominating and Corporate Governance Committee from time to time engages one or more search firms to assist in identifying potential Board nominees, and we may pay such firms a fee for conducting such searches to identify and/or evaluate suitable candidates.
Strategy and Operations Committee.   The Strategy and Operations Committee is responsible for reviewing and monitoring major strategic and investment decisions of the Company, including growth initiatives, game roadmaps, marketing strategy, strategic resourcing and international expansion; reviewing and monitoring the Company’s key operating imperatives, including game level performance, as prioritized by the Committee, or as directed by the Board; and reviewing and monitoring the Company’s mergers and acquisitions strategy and pipeline.

Stockholder Communications with Directors.   Stockholders may communicate with the Board or an individual director by sending a letter to the Board or to a director’s attention care of the Secretary of the Company at SciPlay Corporation, 6601 Bermuda Road, Las Vegas, NV 89119. The Secretary will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contain offensive or abusive content) to directors on a periodic basis, generally in advance of each Board meeting.
Attendance at Stockholders’ Meetings.   The Company encourages directors to attend the virtual annual stockholders’ meeting. Last year, all directors then serving attended the annual meeting.
Compensation Committee Interlocks and Insider Participation.   Each of the independent members of the Compensation Committee (i) has never been an officer or employee of the Company and (ii) was not a participant in a Related Person Transaction (as defined in “Certain Relationships and Related Person Transactions”) in 2022. None of the Company’s current or former executive officers, other than Mr. Cottle, serves, or in 2022 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving, or who in 2022 served, as a member of the Company’s Board or the Compensation Committee. In 2022, Mr. Cottle served as an executive officer and member of the board of directors of both our Company and Light & Wonder. In 2022, Ms. James served on our Board and as an executive officer of Light & Wonder.
Code of Business Conduct.   The Board has adopted a Code of Business Conduct, or the Code, that applies to all of our officers, directors and employees. The Code sets forth fundamental principles of integrity and business ethics and is intended to ensure ethical decision making in the conduct of professional responsibilities. Among the areas addressed by the Code are standards concerning conflicts of interest, confidential information and compliance with laws, regulations and policies. The full text of the Code can be accessed through the Investors — Corporate Governance link on our website at www.sciplay.com.
No Hedging and No Pledging Policies.   The Board also approved a policy prohibiting directors, officers and employees from hedging or engaging in transactions or similar arrangements designed to protect against declines in the market price of our securities (including the securities of the Company’s affiliates) and, in February 2021, adopted a policy prohibiting employees, officers and directors from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan. In particular, employees, officers and directors may not:
•
purchase or sell options (e.g., puts, calls and collars) relating to our securities;

•
purchase or sell other derivative securities designed to hedge or offset any decrease in the market value of our securities;

•
engage in short sales of the Company’s securities, including a “sale against the box”;

•
have standing orders regarding the Company’s securities unless used only for a very brief period of time, except for purchases and sales under a Rule 10b5-1 trading plan that is approved by the Chief Legal Officer of Light & Wonder;

•
hold the Company’s securities in a margin account; or

•
pledge the Company’s securities as collateral for a loan.

Other Policies
Stock Ownership Policy.   Our stock ownership guidelines require covered individuals to own the lesser of (i) a number of shares of our Class A common stock equal to a specified multiple of annual base salary (or in the case of non-employee directors, annual cash retainer for Board service) divided by the preceding 200-day average closing price of such shares and (ii) a fixed number of shares of our Class A common stock, as shown in the table below. Shares of Class A common stock held directly or indirectly, including time-vesting restricted stock units (“RSUs”), will count for purposes of the policy, whereas outstanding (vested or unvested) stock options and performance-conditioned RSUs will not count. We expect covered individuals who do not meet the ownership requirements to retain at least 50% of the shares of our common stock that vest or are acquired upon exercise of stock options, net of applicable taxes, until the ownership requirements are met. Each covered individual has five years to comply from the date he or she became subject to the policy. All of our current directors and covered executives met the required ownership level as of December 31, 2022, other than Ms. Korsanos, who became subject to the policy on August 31, 2022 and will have until August 31, 2027 to satisfy the required level of ownership, Mr. Earl, who became subject to the policy on April 15, 2022 and will have until April 15, 2027 to satisfy the required level of ownership; Mses. Henry and James and Mr. Prober, each of who became subject to the policy on May 1, 2022 and will have until May 1, 2027 to satisfy the required level of ownership; and Mr. Bombassei, who is no longer subject to the policy following his departure. Mr. O’Quinn was not subject to the policy as of December 31, 2022.
Position	Guideline Ownership Level
Lesser of:
Chief Executive Officer	Five times annual base salary	155,000 Shares
Chief Financial Officer	Two times annual base salary	40,000 Shares
Other Executive Officers reporting to the Chief Executive Officer	One times annual base salary	15,000 Shares
Non-Executive Officer members of the Board(1)	Five times annual board retainer	10,000 Shares

(1)
Since neither Mses. Korsanos nor James receives an annual retainer, the 10,000 share requirement applies.

Clawback Policy.   The Compensation Committee previously approved a clawback policy, under which the Compensation Committee or the Board, as applicable, may, in its discretion, take any one or more of the following actions in the event of a restatement of our financial statements that the Compensation Committee or the Board, as applicable, determines was due to an executive’s fraud or gross misconduct:
•
cancel the executive’s outstanding incentive compensation awards (defined as cash bonus and equity compensation under the Company’s incentive bonus plans or equity incentive plans, whether or not vested);

•
disqualify the executive from receiving future incentive compensation awards;

•
recoup incentive compensation paid or awarded to the executive from and after the date that is one year before the events giving rise to the restatement were discovered; and/or

•
recoup the executive’s gains from the sale of shares awarded as incentive compensation or the exercise of stock options from and after the date that is one year before the events giving rise to the restatement were discovered.

The Board and, if applicable, the Compensation Committee, will review and consider updates to this policy from time to time. On October 26, 2022, the SEC adopted rules implementing the clawback provisions of the Dodd-Frank Act. The final rules direct the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. On February 22, 2023, NASDAQ released its proposed version of the requirements. We intend to timely amend and restate our clawback policy to reflect NASDAQ’s final requirements, once effective.
Director Compensation
The following describes the compensation paid to each of our directors in 2022, but excluding the compensation of Mr. Wilson, who also served as Chief Executive Officer of the Company during 2022 and whose compensation is disclosed in “Executive Compensation.”
Non-Employee Director Compensation.   The compensation program for directors other than Messrs. Cottle and Wilson and Mses. Korsanos and James (“Eligible Directors”) consists of annual retainers and equity awards (the “Eligible Director compensation program”). In 2022, under the Eligible Director compensation program, Eligible Directors were entitled to receive:
(1)   an annual retainer for service on the Board of $36,000;

(2)   an annual retainer for the chairs of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategy & Operations Committee of $25,000, $15,000, $10,000 and $25,000, respectively;
(3)   as a result of the nature of the Strategy & Operations Committee and the fact its responsibilities are expected to require the ongoing attention of its members throughout the entire year, an annual retainer for each member of such committee of $15,000; and
(4)   an annual grant of RSUs with a grant date value of $144,000 and a one-year vesting schedule.
The elements of the Eligible Director compensation program are evaluated and determined by the Compensation Committee or the Board, as applicable, which takes into account competitive director compensation data provided by its independent compensation consultant, Compensation Advisory Partners LLC, or CAP, for companies in related industries as well as a general industry group of comparably sized companies. The Compensation Committee or the Board, as applicable, uses the comparative data provided by CAP as a general indicator of relevant market conditions, but does not set specific benchmark targets for total director compensation or for individual elements of the Eligible Director compensation program.
Awards of RSUs are generally subject to forfeiture if an Eligible Director leaves the Board prior to the scheduled vesting date for any reason, except that the vesting of such awards would accelerate in full upon an Eligible Director ceasing to serve on the Board due to death or disability.
For all Eligible Directors, the number of annual RSUs awarded in 2022 was determined by dividing the grant date value of $144,000 by the average of the high and low sales prices of our Class A common stock on the trading day immediately prior to the grant date and rounding down to the nearest whole number. As a result, 10,344 annual RSUs were awarded to each Eligible Director in 2022.
New Eligible Directors generally receive an annual grant of RSUs as described above upon joining the Board. Each of the three new Eligible Directors who joined in 2022 therefore received a sign-on grant of RSUs at the time they joined the Board with a grant date value of approximately $144,000, vesting in full on the first anniversary of the grant date. The number of RSUs granted were 10,742 for Mr. Earl and 10,863 for each of Ms. Henry and Mr. Prober.
Eligible Directors with unexcused absences exceeding 25% of the meetings held by the Board and committees on which they served in the prior year are not eligible to receive an annual award of RSUs except that Eligible Directors with less than six months of service in the prior year are not subject to such threshold with respect to the first grant made after becoming a director. All Eligible Directors serving at the time of grant (June 8, 2022) satisfied the attendance requirements applicable for the 2022 annual awards.
As a result of Light & Wonder’s offer to acquire the remainder of our public shares, a special committee (the “Special Committee”) was created in 2021 to evaluate the proposed transaction. Eligible Directors serving on this special committee received a one-time cash retainer of up to $50,000, which was paid in 2021, and a monthly retainer of $10,000 for such services. Although Light & Wonder’s offer was withdrawn on December 22, 2021, the Special Committee’s services continued through January 2022 in order to wind down the Special Committee’s work. As a result, each Eligible Director serving on the Special Committee received a final monthly payment of $10,000 in January 2022.
In light of the compensation each of Mses. Korsanos and James receive for the services they provide to Light & Wonder, the Board determined that Mses. Korsanos and James would not receive any compensation in respect of their services as directors of the Company.
Mr. Cottle did not receive any compensation in respect of his services as a director or executive officer of the Company in 2022, having received a grant of performance-conditioned restricted stock units (“PRSUs”) in 2019, which were intended to compensate him for his services as Executive Chairman. These PRSUs were vested and settled in early 2021, based on actual performance for the years 2019 – 2020.
Director Compensation for 2022.   The table below shows the compensation earned by each of our directors for 2022, other than Mr. Wilson, whose compensation is reflected in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Antonia Korsanos(3)	—	—	—
Barry L. Cottle(4)	—	—	—
Gerald D. Cohen	71,000	143,989	214,989
Nicholas Earl(5)	35,764	287,986	323,750
April Henry(5)	24,000	287,979	311,979
Constance P. James(6)	—	—	—
Michael Marchetti	42,998	143,989	186,987
Charles J. Prober(5)	24,753	287,979	312,732
William C. Thompson, Jr.	43,000	143,989	186,989

(1)
Reflects annual retainers earned by Eligible Directors for 2022, except that in the case of Messrs. Earl and Prober and Ms. Henry the amounts are pro-rated to reflect the portion of the year the individual spent on the Board. In the case of any Eligible Director who changes committee assignments during the year, the applicable retainers are subject to a pro rata adjustment to reflect the amount of time spent on the applicable committee during the year. Amounts for Messrs. Cohen and Thompson include $10,000 earned for service on the Special Committee in January 2022, as described above.

(2)
Reflects the grant date fair value of RSUs awarded during 2022 to all Eligible Directors, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our Class A common stock on the trading day immediately prior to the grant date. For additional information, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)
Ms. Korsanos was appointed Chair, effective as of August 31, 2022. Ms. Korsanos did not receive any compensation in respect of her services as a director of the Company in 2022.

(4)
Mr. Cottle did not receive any compensation in respect of his services as a director or executive of the Company in 2022. Mr. Cottle resigned as both a director and an executive, effective as of August 30, 2022.

(5)
Mr. Earl joined the Board on April 15, 2022 and each of Ms. Henry and Mr. Prober joined the Board on May 1, 2022.

(6)
Ms. James joined the Board on May 1, 2022. Ms. James did not receive any compensation in respect of her services as a director of the Company in 2022.

The table below shows the number of stock options and unvested RSUs held by each of our directors as of December 31, 2022, except for Mr. Wilson, whose stock options and unvested RSUs are reflected in the Outstanding Equity Awards at Fiscal Year-End Table below:
Name	Stock Options (in shares)	RSUs(1)
Antonia Korsanos	—	—
Barry L. Cottle	—	—
Gerald D. Cohen	—	10,344
Nicholas Earl(2)	—	21,086
April Henry(3)	—	21,207
Constance P. James	—	—
Charles J. Prober(3)	—	21,207
Michael Marchetti	—	10,344
William C. Thompson, Jr.	—	10,344

(1)
Reflects, for Eligible Directors, 10,344 RSUs awarded on June 8, 2022, which are scheduled to vest on June 8, 2023, the first anniversary of the grant date.

(2)
For Mr. Earl, also reflects 10,742 RSUs awarded on April 15, 2022 in connection with Mr. Earl’s joining the Board, which are scheduled to vest on April 15, 2023, the first anniversary of the grant date.

(3)
For each of Ms. Henry and Mr. Prober, also reflects 10,863 RSUs awarded on May 2, 2022 in connection with Ms. Henry and Mr. Prober’s joining the Board, which are scheduled to vest on May 1, 2023.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent of our Class A common stock, to file initial reports of ownership and reports of changes in their ownership with the SEC. Based on a review of the Form 3s, 4s, and 5s that our directors, officers and ten percent holders filed with the SEC, we believe all applicable filing requirements were met during 2022, except as noted below.
The Form 3 for Ms. Antonia Korsanos was filed late. Ms. Korsanos was appointed Chair of the Board effective August 31, 2022, and her Form 3 was filed on April 11, 2023.
SECURITY OWNERSHIP
The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock for:
•
each person whom we know to own beneficially more than 5% of our Class A common stock or Class B common stock;

•
each of the directors and named executive officers, individually; and

•
all directors and executive officers, as a group.

The number of shares and the percentages of beneficial ownership set forth below are calculated as of April 10, 2023 based on outstanding shares of 21,936,334 in the case of our Class A common stock and 103,547,021 in the case of our Class B common stock. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.
	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Name and Address of Beneficial Owner	Number(2)	Percent(2)	Number(2)	Percent(2)
Antara Capital LP 55 Hudson Yards, 47th Floor, Suite C New York, NY 10001	3,233,448(3)	14.7	—	—	*
Caledonia (Private) Investments Pty Limited Level 10, 131 Macquarie Street Sydney, NSW, 2000, Australia	1,419,098(4)	6.5	—	—	*
Cowen Financial Products LLC 599 Lexington Ave. New York, NY 10022	1,551,246(5)	7.1	—	—	*
Manulife Investment Management (US) LLC 197 Clarendon Street Boston, Massachusetts 02116	1,146,865(6)	5.2	—	—	*
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,945,151(7)	8.9	—	—	*
Light & Wonder, Inc. 6601 Bermuda Road Las Vegas, NV 89119	—	*	103,547,021(8)	100	97.9
Directors and Named Executive Officers:
Antonia Korsanos	—	*	—	—	*
Joshua J. Wilson	252,055	1.1	—	—	*
Gerald D. Cohen	36,981	*	—	—	*
Nick Earl	21,086	*	—	—	*
April Henry	21,207	*	—	—	*

	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Name and Address of Beneficial Owner	Number(2)	Percent(2)	Number(2)	Percent(2)
Constance P. James	—	*	—	—	*
Michael Marchetti	61,388	*	—	—	*
Daniel O’Quinn	8,760	*	—	—	*
Charles “CJ” Prober	21,207	*	—	—	*
William C. Thompson, Jr.	36,981	*	—	—	*
James Bombassei(9)	—	*	—	—	*
All current directors and executive officers as a group (consisting of 10 persons)(10)	459,665	2.1	—	—	*

*
Represents less than 1% of the outstanding shares of Class A common stock or Class B common stock or total voting power, as applicable.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)
In accordance with SEC rules, these columns include shares that a person has a right to acquire within 60 days of April 10, 2023 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person. The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of April 10, 2023: Mr. Cohen — 10,344 RSUs; Mr. Earl — 21,086 RSUs; Ms. Henry — 21,207 RSUs; Mr. Marchetti — 10,344 RSUs; Mr. Prober — 21,207 RSUs; and Mr. Thompson — 10,344 RSUs.

(3)
Based on a Schedule 13G/A filed with the SEC on March 10, 2023 by Antara Capital LP, Antara Capital GP LLC and Himanshu Gulati, reporting beneficial ownership as of February 28, 2023. The Schedule 13G/A states that each such person has shared voting power with respect to 3,233,448 shares of Class A common stock and shared dispositive power with respect to 3,233,448 shares of Class A common stock.

(4)
Based on a Schedule 13G/A filed with the SEC on February 14, 2023 by Caledonia (Private) Investments Pty Limited, reporting beneficial ownership as of December 31, 2022. The Schedule 13G states that Caledonia (Private) Investments Pty Limited has sole voting power with respect to 1,419,098 shares of Class A common stock and sole dispositive power with respect to 1,419,098 shares of Class A common stock.

(5)
Based on a Schedule 13G/A filed with the SEC on February 28, 2023 by Cowen and Company, LLC and Cowen Financial Products LLC, reporting beneficial ownership as of December 31, 2022. The Schedule 13G states that Cowen Financial Products LLC has sole voting power with respect to 1,551,246 shares of Class A common stock and sole dispositive power with respect to 1,551,246 shares of Class A common stock.

(6)
Based on a Schedule 13G filed with the SEC on February 14, 2023 by Manulife Financial Corporation, Manulife Investment Management Limited and Manulife Investment Management (US) LLC, reporting beneficial ownership as of December 31, 2022. The Schedule 13G states that Manulife Investment Management Limited has sole voting power with respect to 644 shares of Class A common stock and sole dispositive power with respect to 644 shares of Class A common stock; and that Manulife Investment Management (US) LLC has sole voting power with respect to 1,146,865 shares of Class A common stock and sole dispositive power with respect to 1,146,865 shares of Class A common stock.

(7)
Based on a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group, reporting beneficial ownership as of December 31, 2022. The Schedule 13G states that The Vanguard Group has sole dispositive power with respect to 1,935,868 shares of Class A common stock and shared dispositive power with respect to 9,283 shares of Class A common stock.

(8)
Light & Wonder, Inc. is the beneficial owner of all of our outstanding Class B common stock through its indirect wholly owned subsidiaries: LNW Social Holding Company I, LLC owns 103,547,021 shares of our Class B common stock.

(9)
Mr. Bombassei departed as Chief Financial Officer and Secretary of the Company, effective as of February 18, 2023. Mr. Bombassei’s beneficial ownership was determined as of the most recent date that was practicable for the Company, which was February 18, 2023 for the number of shares of our common stock held by Mr. Bombassei.

(10)
Includes 94,532 shares issuable upon vesting of RSUs that are scheduled to vest within 60 days of April 10, 2023.

The following table sets forth certain information regarding beneficial ownership of the equity securities of Light & Wonder by:
•
each of our directors and named executive officers, individually; and

•
all of our directors and executive officers, as a group.

The number of shares and the percentages of beneficial ownership set forth below are calculated as of April 10, 2023 based on outstanding shares of 91,180,804. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.
Name of Beneficial Owner	Shares of Common Stock of Light & Wonder Beneficially Owned(1)	Percentage of Total Outstanding Shares of Common Stock(1)
Directors and Named Executive Officers:
Antonia Korsanos	685,433	*
Joshua J. Wilson	42,559	*
Gerald D. Cohen	—	—
Nick Earl	—	—
April Henry	—	—
Constance P. James	31,424	*
Michael Marchetti	—	—
Daniel O’Quinn	—	—
Charles “CJ” Prober	—	—
William C. Thompson, Jr.	—	—
James Bombassei(2)	—	—
All current directors and executive officers as a group (consisting of 10 persons)(3)	759,416	*

*
Represents less than 1% of the outstanding shares of common stock.

(1)
In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of April 10, 2023 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person. The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of April 10, 2023: Mr. Korsanos — 677,933 stock options; and Ms. James — 3,333 RSUs.

(2)
Mr. Bombassei departed as Chief Financial Officer and Secretary of the Company, effective as of February 18, 2023. Mr. Bombassei’s beneficial ownership was determined as of the most recent date that was practicable for the Company, which was February 18, 2023 for the number of shares of our common stock held by Mr. Bombassei.

(3)
Includes 677,933 shares issuable upon exercise of stock options that may be exercised within 60 days of April 10, 2023.

EXECUTIVE COMPENSATION
Introduction
This section provides a description of the material elements of compensation awarded, or paid, to our Chief Executive Officer, our Interim Chief Financial Officer and our Former Chief Financial Officer, who make up our “named executive officers.” For 2022, our named executive officers were:
Executive(1)	Position
Joshua J. Wilson	Chief Executive Officer
Daniel O’Quinn(2)	Interim Chief Financial Officer
James Bombassei(2)	Former Chief Financial Officer

(1)
Barry L. Cottle, our former Executive Chairman, did not receive any other compensation in 2022 attributable to his services on behalf of the Company.

(2)
Mr. O’Quinn was appointed as Interim Chief Financial Officer effective as of Michael D. Cody’s resignation as Chief Financial Officer on August 10, 2021, and served in such capacity until Mr. Bombassei’s appointment as Chief Financial Officer, effective as of December 1, 2022. Effective as of Mr. Bombassei’s departure on February 18, 2023, Mr. O’Quinn was reappointed as Interim Chief Financial Officer.

The Company’s executive compensation program is generally administered by the Compensation Committee. However, following Mr. Penske’s departure from the Board in June 2021, which left the Compensation Committee with a single member, and as a result of Light & Wonder’s subsequent offer to acquire our public shares not already owned by Light & Wonder, which has now been withdrawn, the Board determined that it would be in the best interests of the Company for the Board to review and approve matters that would normally be delegated to the Compensation Committee. Following the withdrawal of Light & Wonder’s offer, additional directors joined the Board, and the membership of the Compensation Committee increased to three members on May 1, 2022, at which point, the Compensation Committee resumed the performance of the duties normally delegated to it. Therefore, as used in this section, the term “Committee” refers to the Compensation Committee or, during the period it performed the duties of the Compensation Committee as described above, the Board. The Committee is responsible for determining the compensation of the Company’s Chief Executive Officer and our other executive officers, and for overseeing the Company’s executive compensation program. Our executive compensation program is designed to attract, reward and retain our executive officers.
Summary Compensation Table
The table below shows the compensation of our named executive officers, to the extent attributable to the applicable individual’s services on behalf of the Company.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Joshua J. Wilson Chief Executive Officer	2022	563,461	—	2,199,987	490,850	10,675	3,264,973
	2021	500,000	—	1,878,874	368,500	36,228	2,783,602
	2020	500,000	—	624,990	500,000	10,181	1,635,171

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Daniel O’Quinn(6) Interim Chief Financial Officer	2022	245,385	91,377	369,350	107,601	9,037	822,750
	2021	222,154	—	176,641	58,297	8,595	465,687
James Bombassei(6) Former Chief Financial Officer	2022	34,231	—	1,169,913	23,048	1,145	1,228,337

(1)
The amounts in the “Salary” column reflect base salary amounts paid during the applicable year to the named executive officers.

(2)
In the case of Mr. O’Quinn, includes (i) a $56,500 retention bonus awarded in 2021 in connection with Mr. O’Quinn’s appointment as Interim Chief Financial Officer, and was earned based on Mr. O’Quinn’s continued employment through January 31, 2022 and (ii) the incremental amount paid to Mr. O’Quinn under the SEIP (as defined below) as a result of the Committee’s increase in his target opportunity from 100% to 150% at the time of payouts, as described below in “Employment Agreements and Other Employment Arrangements.”

(3)
The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of RSUs and PRSUs awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the SciPlay RSUs granted in 2022 was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our Class A common stock on the trading day immediately prior to the grant date. In the case of Mr. Wilson, also includes an award of Light & Wonder RSUs that was granted to Mr. Wilson by Light & Wonder’s Compensation Committee, and approved by our Board, with a value of approximately $1,000,000 (the “L&W Award”). The fair value of the L&W Award was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of Light & Wonder’s common stock on the trading day immediately prior to the grant date. For additional information, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 and see Note 17 to Light & Wonder’s consolidated financial statements included in Light & Wonder’s Annual Report on Form 10-K for the year ended December 31, 2022. In the case of Mr. O’Quinn, also includes (i) the initial target value of his award granted under the SEIP in 2022, which was $250,000, as described below under “Senior Executive Incentive Program” and (ii) the retention award granted to Mr. O’Quinn on March 16, 2022, consisting of 10,000 RSUs, as described below under “Employment Agreements and Other Employment Arrangements.”

(4)
The amounts in the “Non-Equity Incentive Plan Compensation” column reflect the annual performance bonuses earned under the STIP (as defined below). At the time payouts under the STIP were approved, the Committee determined that 30% of the amounts earned by the named executive officers (excluding Mr. Bombassei) would be payable in the form of immediately vested shares of our Class A common stock, with the remainder payable in cash. The full amount payable is reflected in this column in accordance with SEC rules. In the case of Mr. Bombassei, reflects a pro rata amount paid in cash in connection with his departure, pursuant to his employment agreement.

(5)
The amounts in the “All Other Compensation” column for 2022 consist solely of Company contributions to SciPlay’s 401(k) plan.

(6)
Mr. O’Quinn was appointed as Interim Chief Financial Officer effective as on August 10, 2021, and served in such capacity until Mr. Bombassei’s appointment as Chief Financial Officer, effective as of December 1, 2022. Effective as of Mr. Bombassei’s departure on February 18, 2023, Mr. O’Quinn was reappointed as Interim Chief Financial Offer.

Narrative Disclosure to Summary Compensation Table
The following describes material features of the compensation disclosed in the Summary Compensation Table.

Annual Performance Bonus — Short-Term Incentive Program (“STIP”)
The Committee approved the STIP for fiscal year 2022 as an annual incentive award in order to incentivize our employees to accomplish short-term strategic objectives that the Committee believes will create long-term value for the Company. Each of our named executive officers participated in the 2022 STIP. In prior years, the STIP for our named executive officers had consisted of a cash payout for performance up to target and a grant at the beginning of the performance period of an RSU award that would only vest if performance was above target. In order to simplify the program and increase the Committee’s flexibility in determining how to compensate our executives based on performance, the 2022 STIP was redesigned to eliminate the RSU grant and provide solely for a cash-denominated award that could be payable in cash, fully-vested equity or a combination thereof, as determined by the Committee at the time of payment.
Payouts under the STIP were determined based on the financial performance of our business for the 2022 fiscal year compared to predetermined goals, one-half based on STIP Revenue and one-half based on STIP AEBITDA, which are non-GAAP financial measures, with reconciliation provided in Appendix A. Achievement of the target goals would result in payout of an executive’s target award under the STIP, while achievement of threshold or at or above maximum performance would result in payout of 30% or 200%, respectively, of an executive’s target award. Achievement below threshold performance would result in no payout under the STIP, while performance between levels would result in a payout determined based on linear interpolation.
The target STIP awards for Messrs. Wilson, O’Quinn and Bombassei for fiscal year 2022 were, respectively, 100%, 50% and 75% of the executive’s annual base salary, or $600,000, $125,000 and $375,000, except that Mr. Bombassei’s STIP award would be pro-rated to reflect the amount of time he was employed with the Company in 2022. The STIP goals and results for the 2022 fiscal year are shown in the table below.
	2022 STIP Annual Performance Bonus Achievement*
Metric	Weighting	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Actual Performance
STIP Revenue (1)	50%	$537.7	$672.1	$739.3	$649.3
STIP AEBITDA(1)	50%	$151.8	$189.7	$208.7	$186.1

*
All dollar values in millions.

(1)
STIP Revenue and STIP AEBITDA are non-GAAP financial measures, with reconciliation provided in Appendix A.

Based on actual performance, an 86.8% payout level was achieved, resulting in payouts for Messrs. Wilson and O’Quinn under the STIP of $490,850 and $107,601, respectively. Mr. Wilson’s bonus payout was calculated based on a $500,000 salary from January 1, 2022 to May 7, 2022 and a $600,000 salary from May 8, 2022 to December 31, 2022. The Committee determined that 30% of the 2022 STIP for Messrs. Wilson and O’Quinn would be payable in fully-vested equity and the remainder would be paid in cash which resulted in cash payouts for of $343,595 and $75,321, and grants of 8,846 and 1,939 immediately-vested shares of our Class A common stock for Messrs. Wilson and O’Quinn, respectively. The number of shares of Class A common stock were determined by dividing the applicable portion of the STIP award by the average of the high and low values of our Class A common stock on March 14, 2023.
In connection with Mr. Bombassei’s departure, pursuant to his employment agreement, he received a pro-rated payout under the STIP, based on actual performance, in the amount of $23,048, which was payable solely in cash.
Senior Executive Incentive Program (“SEIP”)
At the time of the Company’s initial public offering, the Board had implemented the SEIP, which consisted of two components, the first based on performance for fiscal years 2019 through 2020, which became payable in early 2021, and the second based on performance for fiscal years 2021 through 2022 (the “2021-2022 SEIP”). At the beginning of 2022, the Committee determined that, due to a variety of factors, the 2021-2022 SEIP was no longer serving the goals of retaining and incentivizing key employees of the Company, particularly in light of the unprecedented labor market for key talent, and that it would be in the best interests of the Company to cancel the 2021-2022 SEIP and replace it with a new award based on 2022 performance (the “2022 SEIP”). In addition, Mr. Wilson proposed, and the Committee agreed, that he would not participate in the 2022 SEIP, and that he would therefore forfeit his award under the 2021-2022 SEIP for no consideration.
Similar to the 2021-2022 SEIP, the 2022 SEIP was designed to incentivize our senior executives to work to organically grow the STIP Revenue and STIP AEBITDA of our business during 2022. Payouts under the 2022 SEIP could range from 0% to 100% of target based on the achievement of specified STIP Revenue and STIP AEBITDA goals, as reflected in the table below. When the 2022 SEIP was approved, the Committee determined that awards would be denominated in cash but payouts would be in the form of RSUs, with 50% of the RSUs vesting immediately and the remaining 50% vesting in March 2024.
	2022 SEIP Payout Based on Goal Achievement*
Metric	Weighting	0%	25%	50%	100%	Actual Performance
STIP Revenue (1)	50%	$636.0	$651.5	$672.1	$739.3	$649.3
STIP AEBITDA(1)	50%	$172.0	$184.0	$189.7	$208.7	$186.1

*
All dollar values in millions.

(1)
STIP Revenue and STIP AEBITDA are non-GAAP financial measures, with reconciliation provided in Appendix A.

In October 2022, in order to reflect his performance as Interim Chief Financial Officer and to retain Mr. O’Quinn following the appointment of Mr. Bombassei as Chief Financial Officer, the Committee determined that Mr. O’Quinn should be added as a participant in the 2022 SEIP with a target opportunity equal to 100% of his base salary. At the time payouts under the 2022 SEIP were determined, Mr. O’Quinn was reappointed to the position of Interim Chief Financial Officer, and the Committee determined that in reflection of such appointment and the associated increased responsibilities, and taking into consideration that 50% of the payout under the 2022 SEIP was subject to continued service through March 2024, Mr. O’Quinn’s target opportunity under the 2022 SEIP should be increased to 150% of his base salary.
Based on actual performance, a 27.9% payout level under the 2022 SEIP was achieved, resulting in an award payout for Mr. O’Quinn with a value of $104,632, which was payable 50% in fully-vested RSUs and 50% in RSUs that will vest in March 2024, subject to Mr. O’Quinn’s continued employment through the vesting date. The number of RSUs was determined by dividing Mr. O’Quinn’s aggregate payout value by the average of the high and low values of our Class A common stock on March 14, 2023. Mr. Bombassei did not participate in the 2022 SEIP.
Annual Equity Awards
In 2022, the Company continued its practice of granting annual equity awards in September, however, Messrs. Wilson and O’Quinn did not receive their annual grants at this time. At the time the grants were approved, the Committee determined that it was in the best interests of the Company to delay the grants of annual equity awards to Messrs. Wilson and O’Quinn because the Company and Mr. Wilson were actively negotiating the extension of Mr. Wilson’s employment agreement and the Company was anticipating that it would shortly conclude its search for a permanent Chief Financial Officer.
In connection with finalizing the extension to Mr. Wilson’s employment agreement, the Committee approved the grant of an equity award to Mr. Wilson, which would serve as both his annual equity award for 2022 and as a sign-on award for entering into the amendment to extend the term of his employment through September 2025. In order to further incentivize Mr. Wilson to achieve the Company’s key financial goals and align his interests with those of our stockholders, the Committee determined that 80% of the award would be granted in the form of PRSUs, a significant increase from prior annual equity awards granted to Mr. Wilson. The award consisted of (i) RSUs with a grant date value of $1,200,000, vesting in equal installments on each of the first three anniversaries of September 26, 2022, and (ii) PRSUs with a grant date value of $4,800,000. The RSU portion of the award was granted on October 4, 2022, while the Committee and Mr. Wilson agreed to delay the grant of the PRSU portion of the award until March 15, 2023, so that the Committee could develop appropriate performance goals for the 2023-2025 period.
Following the decision to appoint Mr. Bombassei as Chief Financial Officer, the Company determined that it was in the best interests of the Company to retain Mr. O’Quinn for purposes of continuity and to ensure the continued alignment of his interests with those of stockholders. Therefore, in October 2022, the Committee approved a grant of annual equity awards to Mr. O’Quinn, with the award subsequently granted in February 2023. The structure of Mr. O’Quinn’s award was based on the annual equity awards granted to non-executives since Mr. O’Quinn was not an executive at the time of the grant, and therefore consisted solely of RSUs vesting in equal installments on the first three anniversaries of September 20, 2022.
In 2021, the Committee awarded Messrs. Wilson and O’Quinn one-half of their 2021 annual equity awards in the form of PRSUs. The vesting of the PRSUs was conditioned on the Company’s achievement of trailing 12-month revenue growth of 5% or more compared to actual revenue for the four fiscal quarters ending June 30, 2021 (the “2021 Revenue Goal”) on or before the end of fiscal year 2024, and upon satisfaction of such performance-condition, conversion to time-vesting RSUs that vest one-third per year on each of September 20, 2022 and the first two anniversaries of September 20, 2022. In early 2023, the Committee determined that the 2021 Revenue Goal was satisfied, and as a result, one-third of the awards vested immediately, with the remainder of the awards to vest in accordance with their time-vesting schedule beginning on September 20, 2023.
Other Equity Award Actions
In October 2022, our Board considered current competitive labor market conditions and the Company’s need to strengthen the retention of, and incentivize and properly reward, its critical talent, including Mr. Wilson. The Board therefore determined that it was appropriate to grant retention awards to key employees, and after consideration of the appropriate form for such awards, and after discussion with the Compensation Committee of Light & Wonder, determined that Light & Wonder RSUs would provide an attractive retention incentive that was still tied to the success of the Company. Therefore, in October 2022, Light & Wonder’s Compensation Committee approved the grant of Light & Wonder RSUs to certain of our key employees, including the grant of the L&W Award to Mr. Wilson. The L&W Award had a grant date value of approximately $1,000,000, and was granted subject to the approval of our Board, which approval was granted.
As a result of his appointment as Chief Financial Officer, Mr. Bombassei forfeited the Light & Wonder equity awards he held that were unvested at the time of his appointment. Mr. Bombassei’s employment agreement with us therefore provided that he would receive a grant of RSUs with a grant value of $500,000, vesting in equal installments on the first three anniversaries of November 30, 2022. At the time the grant was made, based on the value of the Light & Wonder awards forfeited, the Committee approved an increase to the grant amount and awarded Mr. Bombassei an additional 7,604 RSUs, vesting in equal installments on the first three anniversaries of December 1, 2022. All of Mr. Bombassei’s RSUs were forfeited at the time of his departure.
Employment Agreements and Other Employment Arrangements
The initial three-year term of Mr. Wilson’s employment agreement with the Company ended in May 2022, following which, the agreement would continue based on one-year renewals, which either party could terminate during a specified period each year. In order to help retain Mr. Wilson in a competitive labor market, and in recognition of his accomplishments with the Company, the Board sought to amend his employment agreement to provide for a new three-year term, which is reflected in an amendment to Mr. Wilson’s employment agreement that the Company and Mr. Wilson entered into on September 26, 2022. The amendment also provided for the first changes to Mr. Wilson’s target compensation since our initial public offering in 2019, including an increase in Mr. Wilson’s annual base salary from $500,000 to $600,000, effective as of May 8, 2022, and an increase in Mr. Wilson’s targeted annual equity grant award from 125% to 200% of his annual base salary. Mr. Wilson’s amended employment agreement also contains covenants restricting him from, among other things, competing with the Company or its affiliates or soliciting the Company’s or its affiliates’ employees or customers.

Mr. O’Quinn is not subject to an employment agreement with the Company or any of our affiliates, and instead his terms and conditions of employment with the Company are set forth in an offer letter, which provides that Mr. O’Quinn will receive an annual base salary of at least $170,000 ($226,000 in 2021) and an annual target bonus of at least 20% of base salary (35% in 2021). In early 2022, in recognition of his increased responsibilities as Interim Chief Financial Officer, the Company increased Mr. O’Quinn’s annual base salary, effective as of February 2, 2022, to $250,000, and annual target bonus to 50% of base salary. In order to appropriately compensate Mr. O’Quinn for his additional responsibilities as Interim Chief Financial Officer without further increasing his annual target compensation, the Committee provided Mr. O’Quinn with a grant in early 2022 of 10,000 RSUs, one-third of which vested immediately, with the remainder vesting in equal installments on the first two anniversaries of March 16, 2022.
Following the announcement that Mr. Bombassei would be appointed Chief Financial Officer, the Committee sought to retain Mr. O’Quinn to assist in the transition and provide for continuity with the Company’s financial team, and therefore provided Mr. O’Quinn with a $100,000 cash retention award that would be payable in two equal installments upon the filing of the Company’s Quarterly Reports for the periods ending March 31, 2023 and June 30, 2023. In connection with his reappointment as Interim Chief Financial Officer, in February 2023, Mr. O’Quinn’s annual base salary was increased to $275,000, his 2023 STIP target was increased to 75% of his annual base salary, his 2023 SEIP target was increased to 200% of his annual base salary, his target long-term incentive award value was increased to 75% of his annual base salary and he was granted a $50,000 cash award, with 50% payable immediately and 50% payable six months following Mr. O’Quinn’s reappointment as Interim Chief Financial Officer, with such award considered part of Mr. O’Quinn’s base salary for purposes of his 2023 incentive awards.
In connection with his appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Bombassei, effective December 1, 2022, that provided for (i) a base salary of $450,000, (ii) a target bonus under the STIP of 75% of his annual base salary, (iii) eligibility for annual long-term incentive grants with a target value of 75% of his annual base salary and (iv) the grant of an RSU award to replace Light & Wonder equity awards that Mr. Bombassei forfeited as a result of his appointment, as described above. Mr. Bombassei’s employment agreement also contained covenants restricting him from, among other things, competing with the Company or its affiliates or soliciting the Company’s or its affiliates’ employees or customers.
Outstanding Equity Awards at Fiscal Year-End
The table below provides information with respect to RSUs held by the named executive officers as of December 31, 2022.
Name	Security	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Joshua J. Wilson	SCPL	9/20/2019	5,850(2)	94,068	—	—
	SCPL	9/20/2019	5,850(3)	94,068	—	—
	SCPL	9/21/2020	10,327(4)	166,059	—	—
	SCPL	9/21/2020	10,327(5)	166,059	—	—
	SCPL	3/15/2021	22,500(6)	361,800	—	—
	SCPL	9/20/2021	—	—	15,711(7)	252,633
	SCPL	9/20/2021	10,474(8)	168,422	—	—
	SCPL	10/4/2022	102,258(9)	1,644,309	—	—
	LNW	10/19/2022	19,845(10)	1,162,917	—	—

Name	Security	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Daniel O’Quinn	SCPL	9/20/2019	563(2)	9,054	—	—
	SCPL	9/20/2019	563(3)	9,054	—	—
	SCPL	5/18/2020	167(11)	2,686	—	—
	SCPL	9/21/2020	2,000(5)	32,160	—	—
	SCPL	9/20/2021	—	—	2,272(7)	36,534
	SCPL	9/20/2021	1,515(8)	24,362	—	—
	SCPL	3/16/2022	6,670(12)	107,254	—	—
James Bombassei	SCPL	12/26/2022	31,685(13)	509,495	—	—
	SCPL	12/26/2022	7,604(14)	122,272	—	—

(1)
The value shown was calculated by multiplying the number of RSUs by, in the case of RSUs with respect to our Class A common stock, the closing price of our Class A common stock on December 30, 2022 ($16.08), and, in the case of RSUs with respect to Light & Wonder’s common stock, the closing price of Light & Wonder’s common stock on December 30, 2022 ($58.60).

(2)
These RSUs are part of a grant that was awarded as PRSUs with a four-year vesting schedule subject to the achievement of revenue and Adjusted EBITDA growth of 10% or more compared to revenue and Adjusted EBITDA for the fiscal quarter ending June 30, 2019 (the “Revenue/AEBITDA Goal”). The Revenue/AEBITDA Goal was achieved, resulting in the vesting of 25% of the PRSUs and conversion of the remaining PRSUs to RSUs. The second and third installments vested on September 20, 2021 and September 20, 2022 in accordance with the time-vesting schedule. The RSUs shown in the table are scheduled to vest on September 20, 2023.

(3)
These RSUs are part of a grant that was awarded with a four-year annual vesting schedule. The first, second and third installments vested on September 20, 2020, September 20, 2021 and September 20, 2022. The RSUs shown in the table are scheduled to vest on September 20, 2023.

(4)
These RSUs are part of a grant that was awarded as PRSUs with a four-year vesting schedule subject to the achievement of a revenue goal for the four fiscal quarters ended June 30, 2020, which the Committee determined in July 2021 was achieved, resulting in the conversion of the PRSUs to RSUs. The first and second installments vested on September 21, 2021 and September 21, 2022 in accordance with the time-vesting schedule. The RSUs shown in the table are scheduled to vest in two installments beginning on September 21, 2023.

(5)
These RSUs are part of a grant that was awarded with a four-year annual vesting schedule. The first and second installments vested on September 21, 2021 and September 21, 2022. The RSUs shown in the table are scheduled to vest in two annual installments, beginning on September 21, 2023.

(6)
These RSUs are scheduled to vest on March 15, 2023.

(7)
These PRSUs were scheduled to vest in three annual installments, beginning on September 20, 2022, subject to achievement of the 2021 Revenue Goal, as described above in “Other Equity Award Actions.” In early 2023, the Committee determined that the 2021 Revenue Goal was achieved and therefore the first installment has vested and the remainder of the PRSUs were converted to RSUs. The balance is scheduled to vest in two installments beginning on September 20, 2023.

(8)
These RSUs are part of a grant that was awarded with a three-year annual vesting schedule. The first installment vested on September 20, 2022. The RSUs shown in the table are scheduled to vest in two annual installments, beginning on September 20, 2023.

(9)
These RSUs are scheduled to vest in three equal installments beginning on September 26, 2023.

(10)
These RSUs are scheduled to vest in three annual installments beginning on October 19, 2023.

(11)
These RSUs are part of a grant that was awarded with a three-year annual vesting schedule. The first and second installment vested on March 20, 2021 and March 20, 2022. The RSUs shown in the table are scheduled to vest on March 20, 2023.

(12)
These RSUs are scheduled to vest in two annual installments beginning on March 16, 2023.

(13)
These RSUs were scheduled to vest in three annual installments beginning on November 30, 2023, but were subsequently forfeited upon Mr. Bombassei’s departure on February 18, 2023.

(14)
These RSUs were scheduled to vest in three annual installments beginning on December 1, 2023, but were subsequently forfeited upon Mr. Bombassei’s departure on February 18, 2023.

Retirement Plans
Messrs. Wilson, O’Quinn and Bombassei were eligible to participate in SciPlay’s 401(k) retirement plan during 2022 under the same rules that apply to other employees. For the 2022 fiscal year, the Company made a matching contribution of 100% of the first 1% of contributions and 50% of the next 5% of contributions for a total match of 3.5% on the first 6% of contributions.
Potential Payments Upon Termination or Change in Control
For the named executive officers in 2022, the information below describes certain compensation that would become payable pursuant to the terms of their employment agreements and their equity award agreements under the various termination events described below. In each case, the applicable agreements were the result of arm’s-length negotiations and were approved by the Committee and/or the Board.
Mr. Wilson
Mr. Wilson’s amended employment agreement provides that if his employment were terminated by the Company without “cause” or by him for “good reason” (as such terms are defined in his employment agreement) or upon the expiration of the term, he would be entitled to receive, subject to his execution of a release of claims: (i) a pro-rated annual performance bonus; (ii) an amount equal to the sum of (a) two times his base salary and (b) the highest annual cash performance bonus paid to him in respect of the two most recent fiscal years (but not more than his then-current annual base salary), with the entire amount in this clause (ii) payable over 24 months; (iii) a pro-rated payment of any outstanding awards under the SEIP; and (iv) payment of COBRA premiums for up to 24 months. Upon a “change in control” of Light & Wonder (as defined in the Light & Wonder, Inc. 2003 Incentive Compensation Plan) the L&W Award would fully vest. Upon a “change in control” of the Company Mr. Wilson’s Company equity awards would fully vest, with PRSUs vesting at the level determined by the Committee.
In the event of the death of Mr. Wilson, his beneficiary or estate would have been entitled to receive any benefits that would have been payable under any life insurance benefit of his for which the Company pays premiums as well as full vesting of his equity awards. In the event of his termination due to his “total disability” (as such term is defined in his employment agreement), Mr. Wilson would have been entitled to receive disability payments pursuant to a disability plan sponsored or maintained by the Company as well as full vesting of his equity awards.
Mr. O’Quinn
Mr. O’Quinn’s offer letter does not provide for severance payments or benefits upon a termination of his employment. Mr. O’Quinn’s equity awards would fully vest upon his death, disability (as determined under Light & Wonder’s long-term disability plans) or a “change in control” of the Company, with PRSUs vesting at the level determined by the Committee.
Mr. Bombassei
Mr. Bombassei’s employment agreement provided that if his employment were terminated by the Company without “cause” or by Mr. Bombassei for “good reason” (as such terms are defined in his employment agreement), Mr. Bombassei would be entitled to receive, subject to his execution of a release of claims: (i) a pro-rated annual performance bonus; (ii) an amount equal to his base salary; and (iii) payment of COBRA premiums for up to 12 months. Upon a “change in control” of the Company, Mr. Bombassei’s equity awards would have fully vested.
In the event of the death of Mr. Bombassei, his beneficiary or estate would have been entitled to receive any benefits that would have been payable under any life insurance benefit of his for which the Company pays premiums as well as full vesting of his equity awards. In the event of his termination due to his “total disability” (as such term is defined in his employment agreement), Mr. Bombassei would have been entitled to receive disability payments pursuant to a disability plan sponsored or maintained by the Company as well as full vesting of his equity awards.
In connection with Mr. Bombassei’s departure on February 18, 2023, Mr. Bombassei received the severance provided for under his employment agreement in connection with a termination by the Company without “cause,” as reflected in the separation agreement entered into between the Company and Mr. Bombassei, which did not provide for any additional payments or benefits.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company has written policies and procedures relating to related person transactions. The Audit Committee with assistance from Light & Wonder’s and the Company’s legal department is responsible for reviewing and approving related person transactions that are subject to SEC disclosure requirements under Item 404 of Regulation S-K (each a “Related Party Transaction”), including transactions in which the Company is a participant, the amount exceeds $120,000 and a related person has a direct or indirect material interest. A related person includes a director, executive officer, nominee for election as a director, person holding more than 5% of our stock and any immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. The Company’s policy is not to enter into a Related Party Transaction unless the Audit Committee approves the transaction as specified in the Audit Committee’s charter. Other transactions with related persons as well as certain material changes in previously approved relationships may also require legal department or compliance department approval under our policies and procedures.
Relationships with Light & Wonder
In connection with the IPO in 2019, the Company entered into a number of agreements with Light & Wonder in order to provide a continuing framework for our relationship with Light & Wonder following the IPO, as set forth below:
Intercompany Services Agreement
Pursuant to an Intercompany Services Agreement with Light & Wonder, Light & Wonder provides certain services to us, and costs associated with these functions are charged to us and settled in cash. Charges include costs related to corporate level general and administrative expenses, including but not limited to, finance, corporate development, human resources, legal (which could include liability related to litigation awards related to our company), information technology and rental fees for shared assets. These expenses are charged on the basis of direct usage when identifiable, with the remainder charged on the basis of revenues, operating expenses, headcount or other relevant measures. Expenses paid to Light & Wonder for services provided in 2022 were $6.0 million.
IP License Agreement
In 2018, we entered into the IP License Agreement from which we obtained an exclusive (subject to certain limited exceptions), perpetual, non-royalty-bearing license from LNW Gaming, Inc. (a subsidiary of Light & Wonder, formerly known as Bally Gaming, Inc.) (“LNW Gaming”) for intellectual property created or acquired by LNW Gaming or its affiliates on or before the third anniversary of the date of the IP License Agreement in any of our currently available or future social games that are developed for mobile platforms, social media platforms, internet platforms or other interactive platforms and distributed solely via digital delivery, and a non-exclusive, perpetual, non-royalty-bearing license for intellectual property created or acquired by LNW Gaming or its affiliates after such third anniversary, for use in our currently available games. So long as the IP License Agreement remains in effect, we do not expect to pay any future royalties or fees for our use of intellectual property owned by LNW Gaming or its affiliates in our currently available games. This transaction was treated as a deemed distribution to Light & Wonder as it constitutes a transaction between entities under common control.
Light & Wonder frequently licenses intellectual property (“IP”) from third parties, which we use in developing our games pursuant to the IP License Agreement. Royalties allocated for use of third-party IP are charged to us and are typically based upon net social gaming revenues and the royalty rates defined and stipulated in the third-party agreements.
Under the terms of the IP License Agreement, some rights would have changed from exclusive to non-exclusive for newly created intellectual property and other rights would not have extended to newly created intellectual property as of May 6, 2022. On May 6, 2022, we entered into an amendment which extended our rights under the IP License Agreement through July 7, 2022. We are in the process of negotiating new terms with Light & Wonder.

Tax Receivable Agreement
In 2019, we entered into a Tax Receivable Agreement (“TRA”) with certain affiliates of Light & Wonder. The annual tax benefits under the TRA are computed by comparing the income taxes due including such tax benefits and the income taxes due without such benefits. The amount of aggregate payments due under the TRA may vary based on a number of factors, including the amount and timing of the taxable income generated each year and applicable tax rates, with payments generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises. The TRA will remain in effect until all such tax benefits have been utilized or expired unless we exercise our right to terminate the TRA. The TRA will also terminate if we breach our obligations under the TRA or upon certain change of control events specified in the agreement. If the TRA is terminated in accordance with its terms, our payment obligations would be accelerated based upon certain assumptions, including the assumption that we would have sufficient future taxable income to utilize such tax benefits. Our estimated liability under the TRA as of December 31, 2022 was $64.3 million. During the year ended December 31, 2022, payments totaling $3.8 million were made to Light & Wonder and distributions of $23.1 million from SciPlay Parent LLC to Light & Wonder were paid pursuant to the TRA.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates under a written charter adopted by the Board that is available on the Company’s website at www.sciplay.com.
The Audit Committee oversees the accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the year ended December 31, 2022 with management and Deloitte & Touche LLP, the independent registered public accounting firm for the Company. The Committee also discussed and reviewed with Deloitte & Touche LLP all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Deloitte & Touche LLP with the Audit Committee under PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and SEC Rule 2-07 of Regulation S-X.
In addition, Deloitte & Touche LLP provided to the Audit Committee a formal written statement describing all relationships between Deloitte & Touche LLP and its affiliates and the Company and its affiliates as defined by the rules and regulations of the SEC that might bear on Deloitte & Touche LLP’s independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee reviewed and discussed with Deloitte & Touche LLP any matters that could have impacted Deloitte & Touche LLP’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Audit Committee’s attention as a result of its review of Deloitte & Touche LLP’s statement or its discussions with Deloitte & Touche LLP that would indicate that Deloitte & Touche LLP lacked such objectivity or independence. Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.
Audit Committee
Gerald D. Cohen, Chair
Michael Marchetti
William C. Thompson, Jr.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2023, and stockholders are being asked to ratify such appointment at the annual meeting.
Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Approval of the proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting. If the appointment is not ratified by stockholders, the Audit Committee will reconsider such appointment and may choose in its sole discretion to confirm the appointment of Deloitte & Touche LLP or to engage a different firm to serve as the Company’s independent auditor.
Fees Paid to Our Independent Registered Public Accounting Firm
Aggregate fees billed to us for the fiscal year ended December 31, 2022 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates were approximately:
	2022 Fees ($ in millions)	2021 Fees ($ in millions)
Audit Fees:	$1.09	$0.75
Audit-Related Fees:	—	$0.33
Tax Fees:	$0.19	$0.32
All Other Fees:	—	—
The Audit Fees listed above were billed in connection with the audit of our annual consolidated financial statements included in our Annual Reports on Form 10-K and the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q. Audit-Related Fees listed above for 2021 were billed for a consent in connection with a Form S-8 and for 2021 also for advisory services associated with mergers and acquisitions. The Tax Fees listed above for 2022 and 2021 were billed for tax compliance and advice. All of the fees set forth in the table above were pre-approved by the Audit Committee in accordance with the procedures described below.
Pre-Approval Policy for Services Performed by Our Independent Registered Public Accounting Firm
The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.
The Audit Committee has adopted an auditor pre-approval policy that sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories — audit, audit-related, tax services or, to the extent permitted by law, other services — that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best-positioned to provide the most cost-effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023
OTHER MATTERS
We are not aware of any matter other than those described in this Proxy Statement that will be acted upon at the annual meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.
We will pay the costs of proxy solicitation. Proxies are being solicited primarily by mail, but, in addition, our officers and employees may solicit proxies in person, by telephone or electronically.
Due to rounding, certain numbers presented herein may not precisely recalculate.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
Proxy Statement Proposals
Pursuant to Rule 14a-8 under the Exchange Act, if a person wants to submit a proposal for inclusion in our proxy materials for the 2024 annual meeting of stockholders, it must be received at our principal executive offices, 6601 Bermuda Road, Las Vegas, Nevada 89119, Attention: Secretary, not less than 120 days before the anniversary of the date this Proxy Statement is released to stockholders, unless the date of the 2024 annual meeting of stockholders is more than 30 days before or after June 7, 2023, in which case the proposal must be received a reasonable time before we make our proxy materials available. Since this Proxy Statement will first be made available to our stockholders on April 28, 2023, the proposal must be received not later than December 30, 2023. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, which permit them to prove the date of delivery.
Other Proposals and Nominations
For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2024 annual meeting of stockholders, stockholders are advised to review our Second Amended and Restated Bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 8, 2024 and the close of business on March 9, 2024 for the 2024 annual meeting of stockholders. In the event that the 2024 annual meeting of stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 7, 2024, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2024 annual meeting of stockholders and no later than the later of (i) the 90th day prior to the 2024 annual meeting of stockholders and (ii) the tenth day following the day on which we publicly announce the date of the 2024 annual meeting of stockholders if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting. In addition to satisfying the foregoing advance notice deadlines and information requirements set forth in our Second Amended and Restated Bylaws, any shareholder intending to submit a nomination for director to the Board other than the Company’s nominees must comply with the additional requirements prescribed by Rule 14a-19 under the Exchange Act.
All proposals should be sent to our principal executive offices at 6601 Bermuda Road, Las Vegas, Nevada 89119, Attention: Secretary.
These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.
A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable rules of the SEC.
Copies of our Second Amended and Restated Bylaws can be accessed through the Investors — Corporate Governance — Bylaws link on our website at www.sciplay.com, or are available by request to the Secretary at the address set forth above.
Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.
By Order of the Board of Directors

Dated: April 28, 2023	Daniel O’Quinn Interim Chief Financial Officer and Secretary

Appendix A
Reconciliation of STIP Revenue to Revenue and Adjusted EBITDA and STIP AEBITDA to Net Income
We use Short Term Incentive Plan (“STIP”) Revenue and STIP AEBITDA, all non-GAAP measures, as metrics for purposes of determining incentive compensation payouts. STIP Revenue is defined as consolidated SciPlay revenue calculated under GAAP, with the removal of revenue attributable to acquisitions. Adjusted EBITDA and STIP AEBITDA include net income attributable to SciPlay, before: (1) net income attributable to noncontrolling interest; (2) interest expense; (3) income tax (benefit) expense; (4) depreciation and amortization; (5) restructuring and other, which includes charges or expenses attributable to: (a) employee severance; (b) management changes; (c) restructuring and integration; (d) M&A and other, which includes: (i) M&A transaction costs; (ii) purchase accounting adjustments; (iii) unusual items (including certain legal settlements); and (iv) other non-cash items; and (e) cost-savings initiatives; (6) stock-based compensation; (7) loss (gain) on debt financing transactions; (8) other expense (income) including foreign currency (gains) and losses; (9) in the case of STIP AEBITDA only, other adjustments for financial results attributable to acquisitions.
The following table reconciles STIP Revenue to revenue:
($ in millions)	Year Ended December 31, 2022
Revenue	$671.0
Less revenue attributable to acquisitions	21.7
STIP Revenue	$649.3
The following table reconciles Adjusted EBITDA and STIP AEBITDA to net income:
($ in millions)	Year Ended December 31, 2022
Net income attributable to SciPlay	$22.4
Net income attributable to noncontrolling interest	128.4
Net income	150.8
Restructuring and other	5.1
Depreciation and amortization	21.4
Income tax expense	0.7
Stock-based compensation	11.8
Other (income) expense, net	(3.0)
SciPlay Adjusted EBITDA	186.8
Less: Results attributable to acquisitions	0.7
STIP AEBITDA	$186.1

A-1

SCIPLAY CORPORATION
6601 BERMUDA ROAD
LAS VEGAS, NV 89119

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V16652-P91501 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

SCIPLAY CORPORATION

The Board of Directors recommends you vote FOR proposal 1:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV16652-P91501! ! !ForAllWithholdAllFor AllExceptFor Against Abstain! ! !To withhold authority to vote for any individualnominee(s), mark "For All Except" and write thenumber(s) of the nominee(s) on the line below.SCIPLAY CORPORATION6601 BERMUDA ROADLAS VEGAS, NV 89119SCIPLAY CORPORATIONThe Board of Directors recommends you vote FORproposal 1:1. To elect nine members of the Board of Directors to servefor the ensuing year and until their respective successorsare duly elected and qualified.Nominees:Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.01) Antonia Korsanos02) Joshua J. Wilson03) Gerald D. Cohen04) Nick Earl05) April Henry06) Constance P. James07) Michael Marchetti08) Charles "CJ" Prober09) William C. Thompson, Jr.The Board of Directors recommends you vote FOR the following proposal 2:2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year endingDecember 31, 2023.NOTE: To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of informationup until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card inhand when you access the website and follow the instructions to obtain your records and tocreate an electronic voting instruction form.During The Meeting - Go to https://virtualshareholdermeeting.com/SCPL2023You may attend the meeting via the Internet and vote during the meeting. Have the informationthat is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand whenyou call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.SCAN TOVIEW MATERIALS & VOTE w

V16653-P91501Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.SCIPLAY CORPORATION6601 Bermuda Road, Las Vegas, NV 89119THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSANNUAL MEETING OF STOCKHOLDERS - JUNE 7, 2023The undersigned hereby appoints Daniel O'Quinn and Robert Gustafson, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Class A Common Stock or Class B Common Stock of SciPlay Corporation that the undersigned is entitled to vote at the virtual Annual Meeting of Stockholdersof SciPlay Corporation to be held online at https://virtualshareholdermeeting.com/SCPL2023 via a live webcast at 4:00 p.m. PDTon Wednesday, June 7, 2023, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come before the meeting. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors.(Continued and to be signed on reverse side)